2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide Holdings, Inc.
Reports Sharply Higher Third-Quarter Earnings,
On Pace for Record Year

3Q10 Net Income Increases 130% to $33.8 Million, $1.29 per Share

Improved Demand, Tight Supply, High ACMI Aircraft Utilization,
Robust Commercial Charter Volumes and Rates

Full-Year 2010 Adjusted EPS Expected to Exceed $5.40 per Share, Including $0.30 Impact
For 4Q10 Additional Investment in 747-200 Maintenance Costs
To Meet Anticipated Demand

PURCHASE, N.Y., November 1, 2010 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating solutions, today announced sharply higher revenues and earnings for the third quarter of 2010, reflecting strong commercial airfreight demand; tight supply of wide-body, long-haul freighter aircraft; continued high ACMI aircraft utilization; and a significant increase in Commercial Charter volumes and rates.

For the three months ended September 30, 2010, AAWW’s net income rose 130% to $33.8 million, or $1.29 per diluted share, on revenues of $326.7 million and pretax earnings of $55.2 million. Solid operating and financial results for the quarter compared with net income of $14.7 million, or $0.70 per diluted share, on revenues of $255.5 million and pretax earnings of $21.7 million for the three months ended September 30, 2009.

For the nine months ended September 30, 2010, AAWW recorded net income of $100.3 million, or $3.85 per diluted share, on revenues of $978.1 million and pretax earnings of $170.8 million. In 2009, AAWW’s nine-month net income totaled $49.4 million, or $2.35 per diluted share, on revenues of $740.0 million and pretax earnings of $78.0 million.

Excluding one-time items, adjusted net income in the first nine months of 2010 increased 167% to $108.7 million, or $4.17 per diluted share, compared with $40.8 million, or $1.94 per diluted share, in the first nine months of 2009. Pretax earnings for the first nine months of 2010 included a net expense of $16.2 million for legal settlements, partly offset by an $8.8 million litigation settlement receipt and a gain of $3.5 million on disposal of aircraft assets. Pretax earnings for the first nine months of 2009 included benefits of $10.0 million for the effective early termination of a contract, $2.7 million for a gain on the early extinguishment of debt, and $1.0 million on the disposal of aircraft assets.

“We expect 2010 to be a record year for the Company and for commercial airfreight demand,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Our third-quarter results and our outlook for a record full year reflect the strategic actions we have taken to transform our business, reduce our commercial and operational risk, increase sustainable core earnings, and improve the quality of our cash flows. They also highlight our leading industry position, our global business focus and customer base, our innovative customer solutions, and our ability to leverage the global scale and scope of our business to quickly capitalize on changing market demand.

“Shipments of high-tech products, pharmaceuticals, automotive parts used in global manufacturing, as well as inventory replenishment and just-in-time inventory management practices by manufacturers and retailers, are contributing to the strength in demand for airfreight. In addition, as we have noted previously, tight supply in the wide-body, long-haul, heavy-freighter space has contributed to a significant improvement in rates.

“Reflecting the encouraging demand and improved yields for airfreight, our ACMI customers continued to fly above their minimum contractual block hours during the latest quarter, averaging 10% above minimums for the period. Our Commercial Charter volumes and rates also strengthened considerably compared with the third quarter of 2009. These factors more than offset the anticipated moderation in AMC Charter contribution compared with the third quarter of 2009 and the first half of 2010.

“Our third-quarter results also include the first full quarter of outsourced, passenger-CMI service for SonAir, using two customer-owned 747-400 aircraft. In addition, our quarterly results include the startup of CMI flying for Boeing, with all four of Boeing’s modified 747-400 Dreamlifter aircraft now on our operating certificate. Each of these opportunities is expected to have a tangible impact on our results beginning in 2011.

“We expect our fourth-quarter results to reflect seasonally strong commercial airfreight demand and continuing tight supply in wide-body, long-haul markets.

“Heading into the fourth quarter, we moved two of our 747-400F aircraft from charter service into ACMI, following new contracts with Panalpina, a leading global freight forwarder, and TNT Express, a major international express package provider. With these placements, we now have 19 of our 22 747-400 freighter aircraft in our wet-lease segment.

“In Commercial Charter, we expect to benefit from continuing demand and tightness of supply during the fourth quarter. We believe average charter-market yields in the fourth quarter of 2010 will be in line with average yields in the fourth quarter of 2009, although we anticipate that the highest spot rates in the fourth quarter may not match those that we saw in the fourth quarter of 2009.

“In AMC Charter, we continue to anticipate that demand and block-hour rates will moderate compared with the fourth quarter of 2009 and first half of 2010. We currently anticipate that AMC demand will total more than 18,000 block hours in 2010, and will total approximately 17,000 block hours in 2011.

“Based on our assumptions for the balance of 2010, we expect to report record adjusted EPS of more than $5.40 per diluted share this year. Our outlook includes an expense of $0.30 per diluted share in the fourth quarter of 2010 to perform previously unplanned maintenance on our 747-200 freighters to meet anticipated levels of demand in 2011.

“We own our 747-200 freighters outright, and we manage them opportunistically. We see this investment in our 747-200s as an excellent opportunity to earn a swift payback on these aircraft. This investment is similar to the very profitable investment we made in the fourth quarter of 2009 to support growth in 2010.”

Conference Call

Management will host a conference call to discuss AAWW’s third-quarter 2010 financial and operating results at 11:00 a.m. Eastern Time on Monday, November 1, 2010.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the third-quarter call) or at the following Web address:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67423&eventID=3458486

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through November 8 by dialing (800) 642-1687 (domestic) and (706) 645-9291 (international) and using Access Code 19413125#.

3Q10 Performance versus 3Q09

Revenues, operating expenses, and operating statistics in the third quarter and first nine months of 2010 reflect the consolidation of GSS, for financial reporting purposes, that began on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting GSS since that date have been included in ACMI operations rather than in the previously reported Dry Leasing segment.

Operating revenues totaled $326.7 million in the third quarter of 2010, an increase of $71.2 million, or 28%, compared with the year-earlier period, driven primarily by stronger ACMI and Commercial Charter volumes as well as stronger Commercial Charter revenue per block hour.

Total block hours increased 18% (33,277 block hours versus 28,273) compared with the third quarter of 2009. Average operating aircraft, excluding Dry Leasing aircraft, increased 5% (29.2 compared with 27.8), reflecting the addition of customer-owned CMI passenger and freighter 747-400 aircraft to the Company’s operating certificate. Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 12.4 hours per aircraft per day during the quarter, up 11.7% compared with 11.1 hours in the third quarter of 2009, driven by a substantial increase in flying activity by ACMI and Commercial Charter customers compared with the third quarter of 2009.

In ACMI, revenues of $144.7 million increased $23.2 million, or 19%, as an increase in block-hour volumes (24,251 versus 19,812) was partially offset by a reduction in average ACMI revenue per block hour ($5,966 versus $6,131). Higher ACMI block-hour volumes largely reflected the continuing improvement in airfreight demand during the quarter, which led ACMI customers to fly above contractual minimums, as well as the startup of ACMI flying for TNT in mid-September, CMI passenger service for SonAir, and CMI Dreamlifter service for Boeing.

Revenue per block hour during the quarter primarily reflected the effects of above-minimum-guarantee flying by ACMI customers, in contrast with the third quarter of 2009, when below-minimum-guarantee flying by customers resulted in substantially higher average revenue per block hour. In addition, CMI average revenue per block hour will typically be lower than ACMI revenue per block hour, as CMI does not include a component for aircraft ownership cost.

For the quarter, an average of 19.0 aircraft (19.0 Boeing 747-400s and zero Boeing 747-200s) supported the Company’s ACMI operations, compared with an average of 17.4 aircraft (17.3 Boeing 747-400s and 0.1 Boeing 747-200s) in the third quarter of 2009.

AMC Charter revenues of $72.5 million decreased $6.1 million, or 8%, in the latest quarter, reflecting a reduction in block-hour volumes (3,729 block hours versus 5,023) in support of U.S. military activity in Afghanistan, partially offset by higher block-hour rates. Block-hour rates increased 24% ($19,444 versus $15,651), reflecting the impact of a higher “pegged” fuel price paid by the U.S. military ($2.68 per gallon versus $1.55).

An average of 4.3 aircraft (0.6 Boeing 747-400s and 3.7 Boeing 747-200s) supported the Company’s AMC Charter operations during the quarter, compared with an average of 6.6 aircraft (2.1 Boeing 747-400s and 4.5 Boeing 747-200s) in the third quarter of 2009.

In Commercial Charter, revenues of $104.0 million increased $51.8 million, or 99%, during the quarter. Revenues were driven by an increase in block-hour volumes (5,090 versus 3,361) and an increase in block-hour rates ($20,441 versus $15,557). Block-hour volumes primarily reflected the increase in demand in Commercial Charter and an increase in 747-400 charter service to and from South America. Block-hour rates during the quarter reflected a significant increase in demand for airfreight out of Asia compared with the third quarter of 2009, coupled with a tight supply in global wide-body freighter capacity.

For the quarter, an average of 5.9 aircraft (3.7 Boeing 747-400s and 2.2 Boeing 747-200s) supported the Company’s Commercial Charter operations, compared with an average of 3.8 aircraft (2.6 Boeing 747-400s and 1.2 Boeing 747-200s) in the third quarter of 2009.

Dry Leasing revenues of $2.2 million in the third quarter of 2010 were $1.8 million, or 544%, higher than in the third quarter of 2009, primarily due to an increase in revenue from the lease of a 757-200F acquired in the first quarter of 2010 and nine spare engine leases outstanding during the quarter.

Operating Expenses

Operating expenses in the third quarter of 2010 totaled $271.8 million, an increase of $44.9 million, or 20%, compared with the same quarter in 2009, largely reflecting the increase in block-hour volumes, partly offset by Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $74.2 million increased 56%, or $26.7 million, during the quarter. Approximately $21.2 million of the increase was due to higher fuel prices and approximately $5.5 million related to an increase in fuel gallons consumed.

Maintenance expense of $44.7 million increased $7.2 million, or 19%, during the quarter, primarily due to a $5.5 million increase in line and other non-heavy maintenance expense driven by higher rates and increased block-hour volumes, as well as a $2.5 million increase in heavy airframe check expense.

Heavy maintenance activity during the quarter included one C Check and two D Checks on 747-400 aircraft compared with three 747-400 C Checks and one 747-400 D Check in the third quarter of 2009. In addition, there were six engine overhauls during the period compared with seven in the third quarter of 2009.

Labor expenses of $56.2 million increased $4.0 million, or 8%, compared with the 2009 third quarter. Labor expenses during the quarter were primarily driven by the increase in block-hour volumes and increases in profit sharing expenses for our crewmembers resulting from better performance against Company objectives.

Ground handling and landing fees of $17.9 million during the quarter were $2.5 million, or 16%, higher than in the third quarter of 2009, primarily due to the increase in Commercial Charter block-hour volumes as well as flying to more costly locations.

Travel expense of $8.9 million during the quarter was $3.0 million, or 50%, higher than during the third quarter of 2009, reflecting an increase in crew travel related to higher block-hour volumes and an increase in ground-staff travel related to the startup of CMI service for SonAir and Boeing.

Other operating expenses totaled $22.7 million during the quarter, an increase of $1.6 million, or 8%, versus the third quarter of 2009, primarily due to an increase in outside services and an increase in freight related to the movement of 747-200 spare parts and engines utilized on aircraft in lieu of incurring more costly repairs.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $0.3 million during the quarter, a decrease of $7.4 million, or 96%, compared with the third quarter of 2009, reflecting a higher level of interest income and a lower level of outstanding debt.

Interest income during the quarter benefited from the Company’s long-term investments in Pass-through Trust Certificates that relate to Enhanced Equipment Trust Certificates (EETCs) issued by the Company to finance 12 of the Company’s 747-400 freighter aircraft.

Income Taxes

Third-quarter results included an income tax expense of $21.2 million compared with an income tax expense of $7.6 million in the third quarter of 2009, which resulted in an effective income tax rate of 38.4% versus a rate of 35.1%.

The difference between the effective rate and the statutory rate for the three months ended September 30, 2010, was primarily attributable to an increase in nondeductible items during the period. For the three-month period ended September 30, 2009, the effective tax rate reflected a one-time benefit related to the recovery of the Company’s investment in a foreign subsidiary.

Cash and Cash Equivalents

At September 30, 2010, AAWW’s cash, cash equivalents and short-term investments totaled $570.0 million, compared with $636.3 million at December 31, 2009.

Operating activities generated $214.1 million of cash during the nine months ended September 30, 2010, partially offsetting $150.3 million of net cash used for investing activities and $132.3 million of net cash used for financing activities.

In September 2010, AAWW repaid $119.5 million of pre-delivery payment (PDP) borrowings under PDP financing facilities related to the first two aircraft in the Company’s order for 12 Boeing 747-8F aircraft, utilizing the Company’s strong short-term cash position to realize a net cash savings over the remaining six-month term of the borrowings.

Outstanding Debt

At September 30, 2010, AAWW’s balance sheet debt totaled $437.8 million, including the impact of $57.8 million of unamortized discount.

The face value of AAWW’s debt at September 30, 2010, totaled $495.6 million, compared with $627.3 million on December 31, 2009.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on asset sales, totaled $101.9 million in the third quarter of 2010 compared with $75.7 million in the third quarter of 2009. For the first nine months of 2010, EBITDAR, as adjusted for gains on asset sales and net expense for legal settlements, totaled $320.2 million compared with $234.6 million in 2009.

EBITDA, as adjusted for gains on asset sales, totaled $63.1 million in the latest reporting period compared with $37.7 million in the third quarter of 2009. EBITDA, as adjusted for gains on asset sales and net expense for legal settlements, for the first nine months of 2010 was $205.1 million compared with $121.4 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary, net expense for legal settlements, and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 24, 2010. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2010 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	—	September 30, 2009	September 30, 2010	—	September 30, 2009

Operating Revenue
ACMI	$144,685		$121,473	$383,917		$358,943
AMC Charter	72,506		78,613	303,314		237,224
Commercial Charter	104,044		52,286	275,525		112,901
Dry Leasing	2,157		335	5,384		12,146
Other	3,275		2,771	9,940		18,772

Total Operating Revenue	$326,667		$255,478	$978,080		$739,986

Operating Expenses
Aircraft fuel	74,221		47,486	222,336		128,922
Salaries, wages and benefits	56,244		52,271	177,677		157,288
Maintenance, materials and repairs	44,747		37,533	115,967		108,356
Aircraft rent	38,764		38,058	115,097		113,152
Landing fees and other rent	11,487		10,434	35,974		28,226
Depreciation and amortization	8,403		9,039	26,049		24,555
Travel	8,941		5,970	24,354		17,998
Ground handling and airport fees	6,423		4,941	17,645		10,710
Gain on disposal of aircraft	(161)		-	(3,541)		(957)
Other	22,702		21,118	80,177		53,898

Total Operating Expenses	271,771		226,850	811,735		642,148

Operating Income	54,896		28,628	166,345		97,838

Non-operating Expenses / (Income)
Interest income	(5,490)		(346)	(14,620)		(1,816)
Interest expense	10,176		11,063	30,396		34,074
Capitalized interest	(4,401)		(3,069)	(11,007)		(9,189)
Gain on early extinguishment of debt	-		-	-		(2,713)
Gain on consolidation of subsidiary	-		-	-		(113)
Other (income) expense, net	(614)		(699)	(9,236)		(380)

Total Non-operating Expenses / (Income)	(329)		6,949	(4,467)		19,863
Income before income taxes	55,225		21,679	170,812		77,975
Income tax expense	21,186		7,606	70,386		29,954

Net Income	34,039		14,073	100,426		48,021
Less: Net income / (loss) attributable
to noncontrolling interests	235		(649)	176		(1,416)

Net Income Attributable
to Common Stockholders	$33,804		$14,722	$100,250		$49,437

Earnings per share:
Basic	$1.31		$0.70	$3.90		$2.37

Diluted	$1.29		$0.70	$3.85		$2.35

Weighted average shares:
Basic	25,855		20,924	25,736		20,903

Diluted	26,143		21,131	26,038		21,026

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended

	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Operating Revenue:
ACMI	$144,685	$121,473	$383,917	$358,943
AMC Charter	72,506	78,613	303,314	237,224
Commercial Charter	104,044	52,286	275,525	112,901
Dry Leasing	2,157	335	5,384	12,146
Other	3,275	2,771	9,940	18,772
Total Operating Revenue	$326,667	$255,478	$978,080	$739,986
Direct Contribution:

ACMI	$34,809	$21,092	$87,097	$64,814
AMC Charter	18,819	27,340	95,096	69,679
Commercial Charter	26,205	2,837	78,372	5,213
Dry Leasing	1,565	(1,046)	3,692	1,014
Total Direct Contribution for Reportable Segments	81,398	50,223	264,257	140,720
Add back (subtract):
Unallocated income and expenses	(26,334)	(28,544)	(96,986)	(66,528)
Gain on early extinguishment of debt	-	-	-	2,713
Gain on consolidation of subsidiary	-	-	-	113
Gain on disposal of aircraft	161	-	3,541	957
Income before Income Taxes	55,225	21,679	170,812	77,975
Add back (subtract):
Interest income	(5,490)	(346)	(14,620)	(1,816)
Interest expense	10,176	11,063	30,396	34,074
Capitalized interest	(4,401)	(3,069)	(11,007)	(9,189)
Gain on early extinguishment of debt	-	-	-	(2,713)
Gain on consolidation of subsidiary	-	-	-	(113)
Other, net	(614)	(699)	(9,236)	(380)
Operating Income	$54,896	$28,628	$166,345	$97,838

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended

	September 30, 2010	September 30, 2009	—	September 30, 2010	September 30, 2009

Income before income taxes	$55,225	$21,679		$170,812	$77,975
Net expense for anticipated legal settlements	-	-		16,200	-
Gain on disposal of aircraft	(161)	-		(3,541)	(957)
Pretax income before net expense for anticipated legal settlements and gain on disposal of aircraft	55,064	21,679		183,471	77,018
Interest expense, net	285	7,648		4,769	23,069
Gain on early extinguishment of debt	-	-		-	(2,713)
Gain on consolidation of subsidiary	-	-		-	(113)
Other non-operating expenses	(614)	(699)		(9,236)	(380)
Operating income before non-operating items, net expense for anticipated legal settlements and gain on disposal of aircraft	54,735	28,628		179,004	96,881
Depreciation and amortization	8,403	9,039		26,049	24,555
EBITDA, as adjusted*	63,138	37,667		205,053	121,436
Aircraft rent	38,764	38,058		115,097	113,152
EBITDAR, as adjusted*	$101,902	$75,725		$320,150	$234,588

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, net expense for anticipated legal settlements, gain on disposal of assets, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, net expense for anticipated legal settlements, gain on disposal of assets, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the Three Months Ended				For the Nine Months Ended

		September 30, 2010				September 30, 2010

		Special	As	—	—	—	Special	As	—

	Actual	Items*	Adjusted	—	Actual		Items*	Adjusted	—

Income before income taxes	$55,225	$(161)	$55,064		$170,812		$3,909	$174,721
Less income tax expense	21,186	(60)	21,126		70,386		(4,548)	65,838

Net income	34,039	(101)	33,938		100,426		8,457	108,883
Less net loss attributable to non-controlling interests	235	-	235		176		-	176

Net income attributable to Common Stockholders	$33,804	$ (101)	$33,703		$100,250		$8,457	$108,707
Earnings per share:
Basic	$1.31	$(0.01)	$1.30		$3.90		$0.33	$4.23
Diluted	$1.29	$-	$1.29		$3.85		$0.32	$4.17
* Special items are comprised of: 3Q10 – Gain on Disposal of aircraft — $161. Nine Months Ended September 30, 2010 – Net expense for anticipated legal settlements — $16,200; litigation settlement received — $8,750; gain on disposal of aircraft — $3,541.
		For the Three Months Ended				For the Nine Months Ended
		September 30, 2009				September 30, 2009

		Special	As		—	—	Special	As

	Actual	Items*	Adjusted		Actual		Items*	Adjusted

Income before income taxes	$21,679	$-	$21,679		$77,975		$(13,783)	$64,192
Less income tax expense	7,606	-	7,606		29,954		(5,100)	24,854

Net income	14,073	-	14,073		48,021		(8,683)	39,338
Less net loss attributable to non-controlling interests	(649)	-	(649)		(1,416)		-	(1,416)

Net income attributable to Common Stockholders	$14,722	$-	$14,722		$49,437		$ (8,683)	$40,754
Earnings per share:
Basic	$0.70	$-	$0.70		$2.37		$(0.42)	$1.95
Diluted	$0.70	$-	$0.70		$2.35		$(0.41)	$1.94
* Special items are comprised of: 3Q09 – None. Nine Months Ended September 30, 2009 – Contract termination fee — $10,000; gain on early retirement of debt — $2,713; gain on disposal of aircraft — $957; gain on consolidation of subsidiary – $113.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2010	2009	Change	2010	2009	Change
Fleet (average during the period)
ACMI	19.0	17.4	9.2%	17.5	17.0	2.9%
AMC Charter	4.3	6.6	(34.8%)	5.9	7.5	(21.3%)
Commercial Charter	5.9	3.8	55.3%	4.9	3.3	48.5%
Dry Leasing	1.0	-	#DIV/0!	0.7	1.1	(36.4%)

Operating Aircraft	30.2	27.8	8.6%	29.0	28.9	0.3%

Out of Service (1)	-	3.2	(100.0%)	0.2	2.3	(91.3%)
Block Hours
ACMI	24,251	19,812	22.4%	65,405	54,957	19.0%
AMC Charter	3,729	5,023	(25.8%)	14,323	14,501	(1.2%)
Commercial Charter	5,090	3,361	51.4%	13,032	7,848	66.1%
Non revenue	207	77	168.8%	569	183	210.9%

Total Block Hours	33,277	28,273	17.7%	93,329	77,489	20.4%

Revenue Per Block Hour
ACMI	$5,966	$6,131	(2.7%)	$5,870	$6,531	(10.1%)
AMC Charter	19,444	15,651	24.2%	21,177	16,359	29.5%
Commercial Charter	20,441	15,557	31.4%	21,142	14,386	47.0%
Average Utilization (block hours per day)
ACMI	13.9	12.4	12.1%	13.7	11.8	16.1%
AMC Charter	9.4	8.3	13.9%	8.9	7.1	25.4%
Commercial Charter	9.4	9.6	(2.5%)	9.7	8.7	11.5%

All Operating Aircraft (2)	12.4	11.1	11.7%	12.1	10.2	18.6%
Fuel
AMC
Average fuel cost per gallon	$2.68	$1.55	72.9%	$2.68	$1.81	48.1%
Fuel gallons consumed (000s)	12,280	15,520	(20.9%)	44,030	44,793	(1.7%)
Commercial Charter
Average fuel cost per gallon	$2.32	$2.05	13.2%	$2.32	$1.81	28.2%
Fuel gallons consumed (000s)	17,786	11,406	55.9%	45,060	26,406	70.6%
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.